Dated June 9, 2006
                                           Filed Pursuant to Rule 433
                                           Registration Statement No. 333-132807


                      GENERAL ELECTRIC CAPITAL CORPORATION

                       GLOBAL MEDIUM-TERM NOTES, SERIES A

                               (FIXED RATE NOTES)

ISSUER:                           General Electric Capital Corporation

RATINGS:                          Aaa/AAA

TRADE DATE:                       June 9, 2006
SETTLEMENT DATE (ORIGINAL ISSUE
DATE):                            June 16, 2006

MATURITY DATE:                    June 15, 2046

PRINCIPAL AMOUNT:                 US$ 500,000,000 (20 million notes)

PRICE TO PUBLIC (ISSUE PRICE):    100.00%

AGENTS COMMISSION:                3.15%

ALL-IN PRICE:                     96.85%

COUPON                            6.45%

RE-OFFER YIELD:                   6.45%

NET PROCEEDS TO ISSUER:           US$ 484,250,000

INTEREST RATE PER ANNUM:          6.45%

INTEREST PAYMENT DATES:           Quarterly on the 15th  day of each  September,
                                  December,   March  and  June  of  each   year,
                                  commencing on September 15, 2006 and ending on the Maturity Date.

                                           Page 2
                                           Dated June 9, 2006
                                           Filed Pursuant to Rule 433
                                           Registration Statement No. 333-132807


INITIAL REDEMPTION DATE:          June 15, 2011 (See "Additional  Terms-Optional
                                  Redemption" below)

DAY COUNT CONVENTION:             30/360

DENOMINATIONS:                    $25

CALL DATES:                       Any time on or after June 15,  2011 , upon not
                                  less than 30 nor more than 60 days' notice

PUT DATES (IF ANY):               Not Applicable

PUT NOTICE PERIOD:                Not Applicable

LISTING:                          New York Stock Exchange

CUSIP:                            369622 47 7


ADDITIONAL TERMS:

         INTEREST:

Interest on the Notes will accrue from and including June 15, 2006 and will be payable in U.S. Dollars quarterly on each September 15, December 15, March 15 and June 15, commencing on September 15, 2006 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

         OPTIONAL REDEMPTION:

The Company may at its option elect to redeem the Notes in whole or in part, at any time on or after June 15, 2011, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

                                           Page 3
                                           Dated June 9, 2006
                                           Filed Pursuant to Rule 433
                                           Registration Statement No. 333-132807


PLAN OF DISTRIBUTION:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.52% of the principal amount of the Notes.

Underwriter                                          Principal Amount of Notes
-----------                                          -------------------------

Merrill Lynch, Pierce, Fenner & Smith                            $ 85,000,150
            Incorporated
Citigroup Global Markets Inc.                                      85,000,000
Morgan Stanley & Co. Incorporated                                  85,000,000
UBS Securities LLC                                                 85,000,000
Wachovia Capital Markets, LLC                                      85,000,000
Banc of America Securities LLC                                      1,904,750
Bear, Stearns & Co. Inc.                                            1,904,750
Blaylock & Company, Inc                                             1,904,750
H&R Block Financial Advisors, Inc.                                  1,904,750
Credit Suisse Securities (USA) LLC                                  1,904,750
Deutsche Bank Securities Inc.                                       1,904,750
A.G. Edwards & Sons, Inc.                                           1,904,750
Goldman, Sachs & Co.                                                1,904,750
HSBC Securities (USA) Inc.                                          1,904,750
KeyBanc Capital Markets, a division of McDonald                     1,904,750
Investments Inc.
Lehman Brothers Inc.                                                1,904,750
J.P. Morgan Securities Inc.                                         1,904,750
Oppenheimer & Co. Inc.                                              1,904,750
Piper Jaffray & Co.                                                 1,904,750
RBC Dain Rauscher Inc.                                              1,904,750
Samuel A. Ramirez & Co., Inc.                                       1,904,750
Charles Schwab & Co., Inc.                                          1,904,750
TD Ameritrade, Inc.                                                 1,904,750
Utendahl Capital Partners, L.P.                                     1,904,750
Wells Fargo Securities, LLC                                         1,904,750
The Williams Capital Group, L.P.                                    1,904,750
Robert W. Baird & Co. Incorporated                                  1,296,300
William Blair & Company, L.L.C.                                     1,296,300
Crowell, Weedon & Co.                                               1,296,300
D.A. Davidson & Co.                                                 1,296,300
Davenport & Company LLC                                             1,296,300
Doley Securities, LLC.                                              1,296,300
Ferris, Baker Watts, Incorporated                                   1,296,300
Fifth Third Securities, Inc.                                        1,296,300
Fixed Income Securities, LP                                         1,296,300
Guzman & Company                                                    1,296,300

                                           Page 4
                                           Dated June 9, 2006
                                           Filed Pursuant to Rule 433
                                           Registration Statement No. 333-132807


Underwriter, Continued                               Principal Amount of Notes
----------------------                               -------------------------

J.J.B. Hilliard, W.L. Lyons, Inc.                                   1,296,300
Jackson Securities LLC                                              1,296,300
Janney Montgomery Scott LLC                                         1,296,300
C. L. King & Associates, Inc.                                       1,296,300
LaSalle Financial Services, Inc.                                    1,296,300
Loop Capital Markets, LLC                                           1,296,300
Mesirow Financial, Inc.                                             1,296,300
Morgan Keegan & Company, Inc.                                       1,296,300
Raymond James & Associates, Inc.                                    1,296,300
Ryan Beck & Co., Inc.                                               1,296,300
SBK-Brooks Investments Corp                                         1,296,300
Muriel Siebert & Co., Inc.                                          1,296,300
Southwest Securities, Inc.                                          1,296,300
Stifel, Nicolaus & Company, Incorporated                            1,296,300
SunTrust Capital Markets, Inc.                                      1,296,300
Toussaint Capital Partners, LLC                                     1,296,300
Wedbush Morgan Securities Inc.                                      1,296,300
==============================================================================
     TOTAL                                                       $500,000,000


THE  COMPANY  HAS  AGREED  TO  INDEMNIFY  THE   UNDERWRITERS   AGAINST   CERTAIN
LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ADDITIONAL INFORMATION:

GENERAL

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                YEAR ENDED  DECEMBER 31,                 Three Months ended
                -----------------------                       March 31,

        2001     2002     2003    2004     2005                 2006
        ----     ----     ----    ----     ----                 ----

        1.56     1.62     1.71    1.82     1.66                 1.63

                                           Page 5
                                           Dated June 9, 2006
                                           Filed Pursuant to Rule 433
                                           Registration Statement No. 333-132807


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 866-500-5408 or Investor Communications of the issuer at 1-203-357-3950.